Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad	Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 26, 2005 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported financial results for the three months and six months ended June 30, 2005.

For the second quarter, gross profits increased 36.3 percent to $215.4 million in 2005 from $158.1 million in 2004. Income from operations increased 53.0 percent to $80.3 million in the second quarter of 2005 from $52.5 million in the second quarter of 2004. Net income increased 52.9 percent to $49.3 million in the second quarter of 2005 from $32.3 million in the second quarter of 2004. Diluted net income per share increased 54.1 percent to $0.57 per share in the second quarter of 2005 from $0.37 per share in the second quarter of 2004.

During the second quarter of 2005 we settled the previously disclosed lawsuit against two of our insurance carriers in which we sought recovery for the amount we contributed to settle a wrongful death lawsuit stemming from a multi-vehicle accident. This settlement reduced our selling, general, and administrative expenses by $2.8 million and increased our diluted net income per share for the second quarter of 2005 by $0.02.

For the six months ended June 30, 2005, gross profits increased 34.8 percent to $414.8 million from $307.6 million in 2004. Income from operations increased 48.6 percent to $148.1 million from $99.7 million in 2004. Net income increased 48.5 percent to $91.1 million from $61.4 million in 2004. Diluted net income per share increased 47.9 percent to $1.05 per share from $0.71 per share in 2004.

For the second quarter, total Transportation gross profits increased 36.0 percent to $182.6 million in 2005 from $134.2 million in 2004. Our Transportation gross profit margin increased slightly from the second quarter of 2004.

The increase in our truck transportation gross profits of 39.8 percent in the second quarter of 2005 was driven by volume growth in both truckload and less-than-truckload transactions and an increase in gross profit margin. We gained new relationships with customers and carriers and expanded many existing relationships. Our new and expanded carrier relationships gave us the capacity we needed to efficiently meet our customers’ needs.

Our intermodal gross profits decrease of 0.8 percent in the second quarter of 2005 resulted from an increase in gross profit margins, offset by a decrease in volume. Our volume was impacted by

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C.H. Robinson Worldwide, Inc.

July 26, 2005

market conditions which continue to drive business back to truck in certain lanes. Our gross profit margin increase resulted from the elimination of some lower margin business and some rate increases to offset increased costs.

Our international ocean and air gross profits increased 12.2 percent in the second quarter of 2005. This growth includes the impact of our June 2004 expansion into China and our volume growth with several of our large international customers. These gross profits are influenced by our customers’ shipping patterns, which can vary in the quarters we provide the service. We are continuing to add new customers and broaden our relationships with existing customers to include international transportation and customs brokerage services.

Miscellaneous transportation gross profits consist of transportation management fees, customs brokerage fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 40.5 percent in the second quarter was driven by increases in our transportation management fees and customs brokerage business.

For the second quarter, Sourcing gross profits increased 50.4 percent to $23.6 million in 2005 from $15.7 million in 2004. Excluding the impact of the acquisitions of FoodSource and Epic Roots, announced last quarter, our Sourcing gross profits decreased 4.3 percent. This decrease was the result of slight declines in volume and gross profit margin.

For the second quarter, Information Services gross profits increased 13.6 percent to $9.3 million in 2005 from $8.2 million in 2004, primarily due to transaction volume growth.

For the quarter, personnel expense as a percentage of gross profits decreased to 49.3 percent in 2005 from 51.4 percent in 2004. Average gross profits per employee, a key measure of productivity, increased approximately 13 percent in 2005 compared to 2004. While many of our personnel expenses are variable, we gain leverage in periods of growth.

For the quarter, selling, general, and administrative expenses increased 19.1 percent to $28.9 million in 2005 from $24.3 million in 2004. Selling, general, and administrative expenses as a percentage of gross profits decreased for the second quarter of 2005 to 13.4 percent compared to 15.4 percent in 2004. Excluding the impact of the settlement of the lawsuit against our insurance carriers mentioned above, selling, general and administrative expenses would have increased 30.7 percent and would have been 14.8 percent of gross profits.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 18,000 customers through a network of 178 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 35,000 carriers worldwide. C.H. Robinson is one of the largest third-party providers of intermodal services in the United States.

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C.H. Robinson Worldwide, Inc.

July 26, 2005

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2005 Earnings Conference Call

Wednesday, July 27, 2005; 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-240-2430

Webcast replay available through August 10, 2005: Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:59 p.m. Eastern Time on July 29, 2005: 800-405-2236; passcode: 11034569#

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C.H. Robinson Worldwide, Inc.

July 26, 2005

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Gross revenues:
Transportation	$1,122,305	$871,678	$2,122,241	$1,644,127
Sourcing	273,549	197,244	479,658	363,487
Information Services	9,288	8,179	18,183	16,097

Total gross revenues	1,405,142	1,077,101	2,620,082	2,023,711

Gross profits:
Transportation
Truck	161,983	115,880	316,003	228,836
Intermodal	7,312	7,373	14,268	14,836
Ocean	6,114	5,136	11,774	9,469
Air	2,319	2,383	4,986	4,128
Miscellaneous	4,840	3,444	9,383	6,787

Total transportation	182,568	134,216	356,414	264,056
Sourcing	23,556	15,660	40,197	27,486
Information Services	9,288	8,179	18,183	16,097

Total gross profits	215,412	158,055	414,794	307,639

Operating costs and expenses:
Personnel expenses	106,138	81,225	207,067	158,799
Selling, general, and administrative expenses	28,945	24,313	59,606	49,152

Total operating costs and expenses	135,083	105,538	266,673	207,951

Income from operations	80,329	52,517	148,121	99,688
Investment and other income:
Interest income and other	1,389	757	2,403	1,344
Nonqualified deferred compensation investment gain (loss)	(102)	(39)	15	31

Investment and other income	1,287	718	2,418	1,375

Income before provision for income taxes	81,616	53,235	150,539	101,063
Provision for income taxes	32,269	20,957	59,416	39,713

Net income	$49,347	$32,278	$91,123	$61,350

Net income per share (basic)	$0.58	$0.38	$1.07	$0.72
Net income per share (diluted)	$0.57	$0.37	$1.05	$0.71
Weighted average shares outstanding (basic)	85,118	84,677	85,028	84,638
Weighted average shares outstanding (diluted)	87,197	86,563	87,132	86,477

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C.H. Robinson Worldwide, Inc.

July 26, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$156,947	$166,476
Available-for-sale securities	122,411	121,600
Receivables, net	667,499	544,274
Other current assets	21,403	13,637

Total current assets	968,260	845,987
Property and equipment, net	57,940	51,122
Intangible and other assets	233,237	183,587

	$1,259,437	$1,080,696

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$458,098	$358,929
Accrued compensation	53,296	60,261
Other accrued expenses	33,435	33,629

Total current liabilities	544,829	452,819
Long term liabilities:
Deferred tax liability	4,260	4,153
Nonqualified deferred compensation obligation	3,040	2,868

Total long term liabilities	7,300	7,021

Total liabilities	552,129	459,840
Total stockholders’ investment	707,308	620,856

	$1,259,437	$1,080,696

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C.H. Robinson Worldwide, Inc.

July 26, 2005

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands, except operational data)

	Six months ended June 30,
	2005	2004
Operating activities:
Net income	$91,123	$61,350
Depreciation and amortization	8,614	5,374
Other non-cash expenses	16,845	15,368
Net changes in operating elements	(36,734)	(51,408)

Net cash provided by operating activities	79,848	30,684
Investing activities:
Net property additions	(12,455)	(15,697)
Cash paid for acquisitions	(43,590)	(9,112)
Purchases of available-for-sale securities	(51,620)	(26,390)
Sales/maturities of available-for-sale securities	50,824	26,052
Other assets, net	(1,609)	(837)

Net cash used for investing activities	(58,450)	(25,984)
Financing activities:
Net repurchases of common stock	(4,560)	(3,966)
Cash dividends	(25,703)	(20,499)

Net cash used for financing activities	(30,263)	(24,465)
Effect of exchange rates on cash	(664)	(1,779)

Net decrease in cash and cash equivalents	(9,529)	(21,544)
Cash and cash equivalents, beginning of period	166,476	123,413

Cash and cash equivalents, end of period	$156,947	$101,869

	As of June 30,
Operational Data:	2005	2004
Employees	5,368	4,410
Branches	178	162

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